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                                                           EXHIBIT 3.1



                              STATE OF MARYLAND

                             STATE DEPARTMENT OF
                          ASSESSMENTS AND TAXATION
              301 WEST PRESTON STREET BALTIMORE, MARYLAND 21201


                                           DATE:  OCTOBER 02, 1996


     THIS IS TO ADVISE YOU THAT THE ARTICLES OF AMENDMENT FOR ESSEX PROPERTY TRUST, INC. WERE RECEIVED AND APPROVED FOR RECORD ON OCTOBER 2, 1996 AT 3:17 PM.




FEE PAID:            79.00




[SEAL]                                    WILLIAM B MARKER
                                          CHARTER SPECIALIST

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                  FIRST AMENDMENT TO ARTICLES OF AMENDMENT AND
                                 RESTATEMENT OF
                           ESSEX PROPERTY TRUST, INC.


THIS IS TO CERTIFY THAT:

     1. Essex Property Trust, Inc., a Maryland corporation (the "Corporation"), desires to amend its charter as provided below.

     II. The Articles of Amendment and Restatement of the Corporation filed with the State Department of Assessments and Taxation on June 1, 1994, as amended hereby, constitutes all of the provisions of the charter of the Corporation currently in effect.

     III. The amendments to the charter of the Corporation as set forth below have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

     IV. The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

     THEREFORE, the charter of the Corporation is hereby amended as follows:

     Article EIGHTH (a)(1) is amended as follows:

     The definition of "Ownership Limit" is amended to delete the word "stock", wherever such word appears, and add the term "Equity Stock" in its place.

     The definition of "Person" is amended to delete the phrase "and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended" at the end of such definition.

     The following definition is added to Article EIGHTH (a)(1): "Exempt Person" shall mean any Person exempt from the Ownership Limit or the Existing Holder Limit pursuant to Article EIGHTH (a)(9) from time to time."

     Article Eighth (a)(2)(A) and (B) are amended to add "with respect to the exemption of a Person exempt from the Ownership Limit or otherwise" after "Article EIGHTH" and before ", from the date", and to add "or an Exempt Person" before the close of the parenthetical that begins "(other than an Existing Holder".


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     Article Eighth (a)(3)(A) is amended to add "or an Exempt Person" before the close of the parenthetical that begins "(other than an Existing Holder".

     Article EIGHTH (a)(9), is replaced in its entirety with the following:

     (9) "EXCEPTION." The Board of Directors may exempt a Person from the Ownership Limit or Existing Holder Limit, thereby permitting such Person's Beneficial or Consecutive Ownership of Equity Stock to exceed the Ownership Limit or Existing Holder Limit, if (i) such Person is not an individual for purposes of Section 542(a)(2) of the Code (provided that, for such purposes, the rules of Code Section 856(h)(3)(A) shall apply) or (ii) is an underwriter that participates in a public offering of the Equity Stock for a period of 90 days following the purchase by such underwriter of the Equity Stock, conditioned upon (i) the Corporations's prior receipt of an opinion of counsel or a ruling from the Internal Revenue Service, in each case to the effect that such Person's exemption from the Ownership Limit or Exiting Holder Limit will not cause the Corporation (A) to be closely held within the meaning of
Section 856(a)(6) of the Code, (B) to be Beneficially Owned by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code, and (C) to receive any amounts excluded from "rent from real property" for purposes of
Section 856(c) of the Code by application of Section 856(d)(2)(B) of the Code, (ii) the Board of Directors obtaining such representations from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership will violate the Ownership Limit or the Existing Holder Limit as a result of such Person's Beneficial Ownership (provided that, for purposes of such representations, the rules contained in Section 856(h)(3)(A) of the Code shall apply), and (iii) such Person agreeing that any individual's violation or attempted violation of the Ownership Limit or Existing Holder Limit because of such Person's Beneficial Ownership (provided that, for purposes of such agreement, the rules of Section 856(h)(3)(A) of the Code will apply) will result in the portion of such Person's Equity Stock causing such violation or attempted violation to be converted to Excess Stock in accordance with subparagraph (a)(3) of this Article EIGHTH unless such Person has previously obtained an exemption from the Board of Directors in accordance with this Article EIGHTH (a)(9) with respect to such Person's Equity Stock causing such violation or attempted violation; provided that, any exemption from the Ownership Limit or Existing Holder Limit pursuant to this Article EIGHTH(a)(9) that would allow a Person to Beneficially Own or Constructively Own shares of Equity Stock of the Corporation with an aggregate value that is greater than 25.0% of the value of the outstanding shares of Equity Stock of the Corporation shall not be based solely on the receipt of an opinion of counsel but shall require a receipt of ruling from the Internal Revenue Service.


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     IN WITNESS WHEREOF, the Corporation has caused this First Amendment to
Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this 27th day of September, 1996.


ATTEST:                                ESSEX PROPERTY TRUST, INC.


/S/ Michael J. Schall                    By:  /S/ Keith R. Guericke
-----------------------------------        -------------------------------------
Michael J. Schall                          Keith R. Guericke,
                                           President